EXHIBIT (e)(1)(b)

SCHEDULE B

Eaton Vance Growth Trust

Amended and Restated Distribution Agreement

March 19, 2013

Name of Fund	Distribution Fee Payable

Eaton Vance Atlanta Capital Select Equity Fund – Class C Shares	1.00%
Eaton Vance Focused Growth Opportunities Fund – Class C Shares	1.00%
Eaton Vance Focused Value Opportunities Fund – Class C Shares	1.00%
Eaton Vance Richard Bernstein Equity Strategy Fund – Class C Shares	1.00%
Eaton Vance Richard Bernstein All Asset Strategy Fund – Class C Shares	1.00%